FRIEDMAN LLP®

ACCOUNTANTS AND ADVISORS

July 13, 2020

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, D.C. 20549

Re: Lakeland Industries, Inc.
Commission File Number 000-15535

Dear Sir or Madam:

We have read the Form 8-K of Lakeland Industries, Inc. dated July 13, 2020, and agree with the statements concerning our Firm made in Changes in Registrant's Certifying Accountant Section (a) Dismissal of Independent Registered Public Accounting Firms paragraphs one, two and three contained therein. We also have no basis to agree or disagree with respect to paragraphs one and two in Changes in Registrant's Certifying Accountant Section (b) Engagement of New Independent Registered Accounting Firm.

Very truly yours,

Friedman LLP

Friedman LLP
New York, NY